Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com
FOR IMMEDIATE RELEASE

THE MOSAIC COMPANY REPORTS FIRST QUARTER
2016 RESULTS

PLYMOUTH, MN, May 4, 2016 - The Mosaic Company (NYSE: MOS) today reported first quarter 2016 net earnings of $257 million, down from $295 million in the first quarter of 2015. Earnings per diluted share were $0.73 and included a positive impact of $0.59 from notable items, primarily related to currency and tax benefits. Mosaic’s net sales in the first quarter of 2016 were $1.7 billion, down from $2.1 billion last year, reflecting lower prices as well as lower potash sales volumes. Operating earnings during the quarter were $163 million, down from $319 million a year ago, as the lower net sales were partially mitigated by lower potash and phosphate production costs and benefits of continued expense management initiatives.
“We are seeing the benefits of the actions we’ve taken to weather this down part of the cycle,” said Joc O’Rourke, President and Chief Executive Officer. “While we expect profitability to improve in the second half of the year, we are making further adjustments to ensure Mosaic remains competitive in any environment.”
Cash flow provided by operating activities in the first quarter of 2016 was $266 million compared to $729 million in the prior year. Capital expenditures plus investments totaled $274 million in the quarter. Mosaic’s total cash and cash equivalents were $1.1 billion and long-term debt was $3.8 billion as of March 31, 2016. The Company completed a previously announced $75 million accelerated share repurchase.
“Mosaic is focused on optimizing cash flow by reducing operating and support function costs and moderating capital spending,” said Rich Mack, Mosaic’s Executive Vice President and Chief Financial Officer. “At the same time, our prudent balance sheet management is allowing us to manage effectively through the bottom of the cycle and seek new opportunities for future growth.”

with our share repurchases and a lower effective tax rate, drove an improvement in adjusted earnings per share compared to a year ago.”
Phosphates

Phosphates Results	1Q 2016 Actual	1Q 2016 Guidance
Average DAP Selling Price	$355	$350 to $370
Sales Volume	2.2 million tonnes	1.8 to 2.2 million tonnes
Phosphate Production	75% of operational capacity	70 to 80% of operational capacity
“Our phosphate operating earnings were negatively impacted by lower phosphate prices, as well as our related production curtailments and the typical lag in realizing the benefits of lower raw materials costs,” O’Rourke said. “We expect conditions to improve during the second half of 2016, with global phosphate shipments accelerating and profitability improving.”
Net sales in the Phosphates segment were $909 million for the first quarter, down from $1.2 billion last year, driven primarily by lower prices of finished product. Gross margin was $65 million, or seven percent of net sales, compared to $222 million, or 19 percent of net sales, for the same period a year ago. The year-over-year change in gross margin rate primarily reflects lower finished product selling prices, partially offset by lower realized ammonia and sulfur costs.
The first quarter average DAP selling price, FOB plant, was $355 per tonne, compared to $458 per tonne a year ago. Phosphates segment total sales volumes were 2.2 million tonnes, down from 2.3 million tonnes last year.
Mosaic’s North American finished phosphate production was 2.2 million tonnes, or 75 percent of operational capacity, compared to 2.3 million tonnes, or 79 percent, a year ago.
Potash

Potash Results	1Q 2016 Actual	1Q 2016 Guidance
Average MOP Selling Price	$207	$200 to $230
Sales Volume	1.5 million tonnes	1.5 to 1.9 million tonnes
Potash Production	77% of operational capacity	70 to 80% of operational capacity
“The potash market is off to a slow start in 2016 with delayed buying activity, particularly in China and India. As a result, shipment volumes were at the low end of our expectations and we operated our facilities at reduced rates,” O’Rourke said. “We expect a more stable operating environment in the second half of 2016 as global demand drives an acceleration in shipments, increased operating rates and price stabilization.”

Net sales in the Potash segment totaled $394 million for the first quarter, down from $653 million last year, driven by lower average realized prices and lower sales volumes. Gross margin was $98 million, or $116 million excluding Canadian resource taxes (“CRT”). Gross margin rate, excluding CRT, was 30 percent of net sales, down from 49 percent in the first quarter of last year. The year-over-year decrease in gross margin, excluding CRT, was driven by lower selling prices and volumes. The negative impact of a lower operating rate was offset by benefits from foreign currency and cost savings initiatives.
The first quarter average MOP selling price, FOB plant, was $207 per tonne, down from $288 per tonne a year ago. The Potash segment’s total sales volumes for the first quarter were 1.5 million tonnes, compared to 2.0 million tonnes a year ago.
Potash production was 2.0 million tonnes, or 77 percent of operational capacity, down from 2.5 million tonnes, or 93 percent of operational capacity a year ago, reflecting Mosaic’s previously announced plan to slow production to meet customer requirements.
International Distribution (ID)

ID Results	1Q 2016 Actual	1Q 2016 Guidance
Sales Volume	1.3 million tonnes	1.0 to 1.2 million tonnes
Gross Margin per Tonne	$9 per tonne	Around $10 per tonne

Net sales in the International Distribution segment were $467 million for the first quarter, up from $439 million last year, primarily as a result of increased volumes from the acquisition of a distribution business in Brazil, partially offset by lower average selling prices. Gross margin was $12 million, or three percent of net sales, compared to $21 million, or five percent of net sales, for the same period a year ago.
The first quarter average selling price was $365 per tonne, compared to $444 per tonne a year ago. International Distribution segment total sales volumes were 1.3 million tonnes, up from 1.0 million tonnes last year.
Other
SG&A expenses were $90 million for the first quarter, down from $100 million last year, largely as a result of a decrease in accruals for incentive compensation.
The effective tax rate in the quarter was negative. The provision for income taxes in the first quarter includes a $64 million discrete tax benefit relating mostly to the resolution of audit activity, partially offset by the cost of repatriating cash from certain non-U.S. subsidiaries. The effective tax rate, excluding discrete items, was 16 percent in the current quarter.

Financial Guidance
“While the outlook for the first half of 2016 is muted, we see stronger markets and anticipate better results in the second half,” O’Rourke said. “We expect improved profitability to be driven by lower raw material costs, combined with an acceleration in shipment volumes in both phosphate and potash driving up operating rates and margins. We believe our efforts to lower costs and reduce capital spending will further enhance our profitability and cash flow.”
Total sales volumes for the Phosphates segment are expected to range from 2.3 to 2.6 million tonnes for the second quarter of 2016, compared to 2.8 million tonnes last year. Mosaic’s realized DAP price, FOB plant, is estimated to range from $335 to $355 per tonne for the second quarter of 2016. The segment gross margin rate in the second quarter is estimated to be around 10 percent, and the operating rate is expected to be approximately 80 percent.
Total sales volumes for the Potash segment are expected to range from 1.9 to 2.2 million tonnes for the second quarter of 2016, compared to 2.3 million tonnes last year. Mosaic’s realized MOP price, FOB plant, is estimated to range from $180 to $200 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the mid-to-high teens, excluding CRT. The operating rate is expected to around 70 percent.
Total sales volumes for the International Distribution segment are expected to range from 1.4 to 1.6 million tonnes for the second quarter of 2016, compared to 1.5 million tonnes last year. The segment gross margin is estimated to be in the low single dollar per tonne range.
For calendar year 2016, Mosaic lowered its guidance as follows:

•	SG&A expense range to $340 to $360 million, down from $350 to $370 million.

•
Capital expenditures range to $800 to $900 million, down from $0.9 to $1.1 billion. Expectations for equity investments in the Ma’aden Wa’ad Al Shamal Phosphate Company are $220 million, down from the $300 million previously expected.

•	Phosphates sales volumes range to 9 to 9.75 million tonnes, down from a range of 9 to 10 million tonnes.

•	Potash sales volumes range to 7.5 to 8.0 million tonnes, down from a range of 7.5 to 8.5 million tonnes.
All other full year 2016 guidance remains unchanged:

•	Canadian resource taxes are expected to range from 21 to 25 percent of Potash gross margin excluding CRT.

•	Brine management costs to range from $160 to $180 million.

•	The effective tax rate to be in the upper teens.

•	International Distribution sales volumes in the range of 6 to 7 million tonnes.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Wednesday, May 4, 2016, at 8:30 a.m. EST to discuss first quarter 2016 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Wa’ad Al Shamal Phosphate Company (also known as MWSPC) and other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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For the three months ended March 31, 2016, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.59:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain	Consolidated	Foreign currency transaction gain	$88	$(14)	$0.21
Unrealized gain on derivatives	Corporate & Other	Cost of goods sold	53	(8)	0.13
Carlsbad insurance proceeds	Potash	Other operating income (expense)	28	(4)	0.07
Discrete tax items	Consolidated	Benefit from income taxes	—	64	0.18
Total Notable Items			$169	$38	$0.59

For the three months ended March 31, 2015, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.10:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain	Consolidated	Foreign currency transaction gain	$45	$(8)	$0.09
Unrealized (loss) on derivatives	Corporate & Other	Cost of goods sold	(38)	7	(0.08)
Discrete tax items	Consolidated	Benefit from income taxes	—	28	0.08
Sales tax refund	Phosphates	Other operating income (expense)	8	(1)	0.02
Remediation of a pre-combination environmental matter	Phosphates	Other expense	(6)	1	(0.01)
Total Notable Items			$9	$27	$0.10

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended March 31,
	2016	2015
Net sales	$1,674.0	$2,139.1
Cost of goods sold	1,437.3	1,719.9
Gross margin	236.7	419.2
Selling, general and administrative expenses	89.8	100.4
Other operating (income) expense	(16.5)	0.3
Operating earnings	163.4	318.5
Interest expense, net	(26.1)	(31.3)
Foreign currency transaction gain	87.8	45.1
Other income (expense)	0.6	(5.6)
Earnings from consolidated companies before income taxes	225.7	326.7
(Benefit from) provision for income taxes	(28.7)	30.7
Earnings from consolidated companies	254.4	296.0
Equity in net earnings (loss) of nonconsolidated companies	2.5	(1.4)
Net earnings including noncontrolling interests	256.9	294.6
Less: Net earnings (loss) attributable to noncontrolling interests	0.1	(0.2)
Net earnings attributable to Mosaic	$256.8	$294.8
Diluted net earnings per share attributable to Mosaic	$0.73	$0.80
Diluted weighted average number of shares outstanding	353.2	367.9

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$1,057.7	$1,276.3
Receivables, net	677.2	675.0
Inventories	1,566.0	1,563.5
Other current assets	656.2	628.6
Total current assets	3,957.1	4,143.4
Property, plant and equipment, net	9,020.4	8,721.0
Investments in nonconsolidated companies	973.7	980.5
Goodwill	1,661.1	1,595.3
Deferred income taxes	697.6	691.9
Other assets	1,317.2	1,257.4
Total assets	$17,627.1	$17,389.5
Liabilities and Equity
Current liabilities:
Short-term debt	$41.8	$25.5
Current maturities of long-term debt	42.0	41.7
Structured accounts payable arrangements	354.2	481.7
Accounts payable	517.7	520.6
Accrued liabilities	858.6	977.5
Total current liabilities	1,814.3	2,047.0
Long-term debt, less current maturities	3,774.0	3,769.5
Deferred income taxes	1,065.9	977.4
Other noncurrent liabilities	941.9	1,030.6
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2016 and December 31, 2015	—	—
Class A Common Stock, $0.01 par value, 177,027,941 shares authorized, none issued and outstanding as of March 31, 2016, 194,203,987 shares authorized, none issued and outstanding as of December 31, 2015	—	—
Class B Common Stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of March 31, 2016 and December 31, 2015	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 387,746,426 shares issued and 349,797,577 shares outstanding as of March 31, 2016, 387,697,547 shares issued and 352,515,256 shares outstanding as of December 31, 2015	3.5	3.5
Capital in excess of par value	12.8	6.4
Retained earnings	11,206.1	11,014.8
Accumulated other comprehensive income (loss)	(1,225.6)	(1,492.9)
Total Mosaic stockholders' equity	9,996.8	9,531.8
Noncontrolling interests	34.2	33.2
Total equity	10,031.0	9,565.0
Total liabilities and equity	$17,627.1	$17,389.5

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended March 31,
	2016	2015
Cash Flows from Operating Activities:
Net cash provided by operating activities	$265.9	$728.9
Cash Flows from Investing Activities:
Capital expenditures	(235.6)	(229.5)
Proceeds from adjustment to acquisition of business	—	47.9
Investments in nonconsolidated companies	—	(3.0)
Investments in affiliate	(38.5)	—
Other	0.2	1.7
Net cash used in investing activities	(273.9)	(182.9)
Cash Flows from Financing Activities:
Payments of short-term debt	(74.1)	(32.7)
Proceeds from issuance of short-term debt	90.2	29.4
Payments of structured accounts payable arrangements	(224.3)	(146.6)
Proceeds from structured accounts payable arrangements	95.8	73.2
Payments of long-term debt	(1.2)	(0.6)
Proceeds from settlement of swaps	4.2	—
Proceeds from stock option exercises	0.8	2.9
Repurchases of stock	(75.0)	(134.4)
Cash dividends paid	(96.2)	(91.4)
Other	(0.2)	(0.2)
Net cash used in financing activities	(280.0)	(300.4)
Effect of exchange rate changes on cash	69.4	(102.8)
Net change in cash and cash equivalents	(218.6)	142.8
Cash and cash equivalents - beginning of period	1,276.3	2,374.6
Cash and cash equivalents - end of period	$1,057.7	$2,517.4

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has presented gross margin excluding Canadian resource taxes ("CRT") for Potash and adjusted diluted earnings per share, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Neither gross margin, excluding CRT nor adjusted diluted earnings per share is a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculations may not be comparable to other similarly titled measures presented by other companies. Gross margin, excluding CRT and adjusted diluted earnings per share should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP.
Gross margin, excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin, excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors.
Management believes that adjusted diluted earnings per share provides securities analysts, investors and others, in addition to management, with useful supplemental information regarding our performance by excluding certain items that may not be indicative of or are unrelated to our core operating results. Management utilizes adjusted diluted earnings per share in analyzing and assessing the Company's overall performance, for financial and operating decision-making, and to forecast and plan for the future periods. Adjusted diluted earnings per share also assists our management in comparing our and our competitors' operating results.

Potash Gross Margin, Excluding Resource Taxes Calculation

	Three months ended March 31,
	2016	2015
Sales	$394.2	$652.8
Gross margin	98.2	241.9
Gross margin percentage	24.9%	37.1%
Canadian resource taxes	18.3	78.1
Gross margin, excluding Canadian resource taxes (CRT)	$116.5	$320.0
Gross margin percentage, excluding CRT	29.6%	49.0%

Reconciliation of Adjusted Diluted Earnings Per Share

	Three months ended March 31,
	2016	2015

Diluted earnings per share, as reported	$0.73	$0.80

Items included in earnings per share:
Foreign currency transaction (gain)	(0.21)	(0.09)
Unrealized (gain) loss on derivatives	(0.13)	0.08
Carlsbad insurance proceeds	(0.07)	—
Discrete tax items	(0.18)	(0.08)
Sales tax refund	—	(0.02)
Remediation of a pre-combination environmental matter	—	0.01

Adjusted diluted earnings per share	$0.14	$0.70

Earnings Per Share Calculation

	Three months ended March 31,
	2016	2015
Net earnings attributable to Mosaic	$256.8	$294.8
Basic weighted average number of shares outstanding	351.3	366.0
Dilutive impact of share-based awards	1.9	1.9
Diluted weighted average number of shares outstanding	353.2	367.9
Basic net earnings per share attributable to Mosaic	$0.73	$0.81
Diluted net earnings per share attributable to Mosaic	$0.73	$0.80